EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

374Water, Inc.

We hereby consent to the incorporation by reference in this Registration Statement of 374Water, Inc. on Form S-1 to be filed on or about June 17, 2022 of our report dated March 29, 2021 on our audit of 374Water, Inc.’s financial statements as of December 31, 2020 and for the year then ended. Our report includes an explanatory paragraph about the existence of the substantial doubt concerning the Company’s ability to continue as a going concern.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

June 17, 2022